November 17,
2005


Mail Stop 4561

Alan E. Casnoff
70 East 55th Street
New York, New York 10022

      Re:	DVL, Inc.
		Form 10-K for the year ended December 31, 2004
		File No. 001-08356

Dear Mr. Casnoff:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.


							Sincerely,



            Cicely D. Luckey
      Branch Chief

??

??

??

??

Alan Casnoff
DVL, Inc.
September 6, 2005
Page 1